Exhibit 10.2

WHOLE FOODS

EXECUTIVE RETENTION PLAN

AND NON-COMPETE ARRANGEMENT

Effective May 20, 2010

TABLE OF CONTENTS

WHOLE FOODS EXECUTIVE RETENTION PLAN AND NON-COMPETE ARRANGEMENT

ARTICLE I PREAMBLE AND PURPOSE		1
1.1	Preamble	1
1.2	Purpose	1

ARTICLE II DEFINITIONS AND CONSTRUCTION		2
2.1	Definitions	2
2.2	Construction	8

ARTICLE III NON-COMPETE BENEFITS		9
3.1	Non-Compete Benefits	9
3.2	Remedies for Violation of Restrictive Covenants	10
3.3	Death or Disability of Covered Executive	11

ARTICLE IV EMPLOYMENT AND BENEFITS AFTER A CHANGE IN CONTROL		12
4.1	COC Employment Period	12
4.2	Terms of Employment	12
4.3	Termination	15
4.4	Obligations of the Employer in Connection with a Change of Control	15
4.5	Death	16
4.6	Disability	17
4.7	Termination for Cause; Termination Other Than for Good Reason	17
4.8	Rabbi Trust	17
4.9	Legal Fees	18
4.10	Non-Exclusivity of Rights	18

ARTICLE V ADMINISTRATION		20
5.1	The Plan Administrator	20
5.2	Powers of Plan Administrator	20
5.3	Appointment of Daily Administrator	20
5.4	Duties of Daily Administrator	20
5.5	Indemnification of Plan Administrator and Daily Administrator	22
5.6	Claims for Benefits	22
5.7	Arbitration	23
5.8	Receipt and Release of Necessary Information	24
5.9	Overpayment and Underpayment of Benefits	25
5.10	No Mitigation	25

ARTICLE VI AMENDMENT AND TERMINATION OF THE PLAN		26
6.1	Continuation	26
6.2	Amendment of Plan	26
6.3	Termination of Plan	26
6.4	Termination of Affiliated Company’s Participation	26
6.5	409A Compliance	26

ARTICLE VII MISCELLANEOUS		28
7.1	No Reduction of Employer Rights	28

I

7.2	Successor to the Company	28
7.3	Provisions Binding	28
7.4	Governing Law	28
7.5	Notice	28
7.6	Severability	29
7.7	Counterparts and Electronic Signatures	29
7.8	Withholding	29
7.9	No Waiver	29

II

WHOLE FOODS EXECUTIVE RETENTION PLAN AND NON-COMPETE ARRANGEMENT

ARTICLE I
PREAMBLE AND PURPOSE

1.1                               Preamble.  Whole Foods Market, Inc., a Texas Corporation (the “Company”) adopted the Whole Foods Executive Retention Plan (the “Plan”) effective as of May 20, 2010, in order to induce its executives’, and those of its Affiliated Companies, as defined in Article II, to enter into certain non-competition arrangements, compliance with the confidentiality provisions and restrictive covenants set forth in the Plan Agreements (as defined below), and to provide protection to such executives in the event of a Change of Control as defined in Article II.  By this instrument, the Company desires to amend and restate the Plan effective May 20, 2010 to change the name of the Plan to the “Whole Foods Executive Retention Plan and Non-Compete Arrangement” and to clarify the conditions under which the Non-Compete Payment, as defined in Article II, will be made.

The Company may adopt one or more domestic trusts to serve as a possible source of funds for the payment of benefits under the Plan.

1.2                               Purpose.  Through the Plan, the Company intends to permit the deferral of compensation and to provide additional benefits to a select group of management or highly compensated employees of the Company and its Affiliated Companies.  Accordingly, it is intended that the Plan will not constitute a “qualified plan” subject to the limitations of section 401(a) of the Internal Revenue Code of 1986, as amended, nor will it constitute a “funded plan,” for purposes of such requirements.  It also is intended that the Plan will qualify as a “pension plan” within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is exempt from the participation and vesting requirements of Part 2 of Title I of ERISA, the funding requirements of Part 3 of Title I of ERISA, and the fiduciary requirements of Part 4 of Title I of ERISA by reason of the exclusions afforded plans that are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

End of Article I

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1                               Definitions.  When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be a term defined in this Section 2.1.  The following words and phrases with the initial letter capitalized will have the meaning set forth in this Section 2.1, unless a different meaning is required by the context in which the word or phrase is used.

(a)                                  “Accrued Obligations” has the meaning set forth in Section 4.4(a)(i)(A).

(b)                                 “Affiliated Company” means a corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is in common control (as defined in section 414(c) of the Code) with the Company, or any entity that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as the Company.

(c)                                  “Annual Base Salary” has the meaning in Section 4.2(b)(i).

(d)                                 “Annual Bonus” has the meaning in Section 4.2(b)(ii).

(e)                                  “Board” means the Board of Directors of the Company.

(f)                                    “Cause” means:

(i)            the willful and continued failure of the Covered Executive to perform substantially his or her duties with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Covered Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Covered Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Covered Executive has not substantially performed the Covered Executive’s duties, or

(ii)           the willful engaging by Covered Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

Provided however, for purposes of defining “Cause”, no act, or failure to act, on the part of the Covered Executive will be considered “willful” unless it is done, or omitted to be done, by the Covered Executive in bad faith or without reasonable belief that the Covered Executive’s action or omission was in the best interests of the Company.  Furthermore, any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) the instructions of the Chief Executive Officer of the Company or a senior officer of the Company, or (C) the advice of counsel for the

Company will be conclusively presumed to be done, or omitted to be done, by the Covered Executive in good faith and in the best interests of the Company.

Any termination by the Employer for Cause will be communicated by the Employer through a Notice of Termination to the Covered Executive given in accordance with Section 7.5.  The failure by the Employer to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause will not waive any right of the Employer hereunder or preclude the Employer from asserting such fact or circumstance in enforcing the Employer’s rights hereunder

The cessation of employment of the Covered Executive will be deemed to be not for Cause unless and until there has been delivered to the Covered Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Covered Executive, if the Covered Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Covered Executive and the Covered Executive is given an opportunity, together with counsel for the Covered Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Covered Executive is guilty of the conduct described in Section 2.1(f)(i) or (ii) of this definition of “Cause”, and specifying the particulars thereof in detail.

(g)                                 “Change of Control” means the occurrence of any of the following:

(i)                                     Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition of Change of Control, the following acquisitions will not constitute a Change of Control:  (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company, or (4) any acquisition pursuant to a transaction that complies with paragraphs (1) (2) or (3) of this definition;

(ii)                                  Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)                               Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body, as the case may be), of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)                              Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(h)                                 “Change of Control Period” means the period commencing on the Effective Date and ending on the third anniversary of the date of a Change of Control.

(i)                                     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(j)                                     “COC Effective Date” means the first date during the Change of Control Period on which a Change of Control occurs.  Notwithstanding anything in the Plan to the contrary, if a Change of Control occurs and if the Covered Executive’s employment with the Employer is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Covered Executive that such termination of employment (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control, or (ii) otherwise arose in connection with or anticipation of a Change of Control, then “COC Effective Date” means the date immediately prior to the date of such termination of employment.

(k)                                  “COC Employment Period” means the period commencing on the COC Effective Date and ending on the second anniversary of the COC Effective Date.

(l)                                     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(m)                               “Company” means Whole Foods Market, Inc., a Texas Corporation.

(n)                                 “Compensation Committee” means the Compensation Committee of the Board.

(o)                                 “Covered Executive” means any Executive of the Employer who is designated as a Covered Executive by the Compensation Committee.  A Covered Executive will not cease to be a Covered Executive by reason of his or her transfer to comparable positions with the Affiliated Companies and the Covered Executive will continue to participate in the Plan pursuant to the terms hereof.

(p)                                 “Daily Administrator” means the individual or entity appointed by the Plan Administrator to handle the day-to-day administration of the Plan.  If the Plan Administrator does not appoint an individual or entity to serve as the Daily Administrator, the Plan Administrator will be the Daily Administrator.

(q)                                 “Date of Termination” means:

(i)            if the Covered Executive’s employment is terminated by the Employer for Cause, or by the Covered Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be,

(ii)           if the Covered Executive’s employment is terminated by the Employer other than for Cause, the date on which the Employer notifies the Covered Executive of such termination,

(iii)          if the Covered Executive resigns without Good Reason, the date on which the Covered Executive notifies the Employer of such termination, and

(iv)          if the Covered Executive’s employment is deemed to be terminated by reason of death, the date of death of Executive.

Notwithstanding the foregoing, in no event will the Date of Termination with respect to clauses (i), (ii) or (iii) occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place will be the “Date of Termination.”

An Executive who transfers employment among the Affiliated Companies will not incur a “separation from service” within the meaning of Section 409A of the Code.

(r)                                    “Delayed Payment Date” means the first business day after the date that is six (6) months following Executive’s “separation from service” within the meaning of Section 409A of the Code.

(s)                                  “Disability” means the inability of the Covered Executive to engage in any substantial gainful activity similar to his or her current position by reason of a mental or physical impairment expected to result in death or last for at least twelve (12) months, or the Covered Executive, because of such a condition, is receiving income replacement benefits for at least three months under an accident or health plan covering the Employer’s employees.

(t)                                    “Effective Date” means May 20, 2010.

(u)                                 “Employer” means the Company and each Affiliated Company that has adopted the Plan as a participating employer.  Unless provided otherwise by the Compensation Committee or the Board, all Affiliated Companies will be participating employers in the Plan.  Each such Affiliated Company may evidence its adoption of the Plan either by a formal action of its governing body or taking administrative actions with respect to the Plan on behalf of its Covered Executives (e.g., communicating the terms of the Plan, etc.).  An entity will cease to be a participating employer as of the date such entity ceases to be an Affiliated Company.

(v)                                 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(w)                               “Executive” means each select member of management or highly compensated employee receiving remuneration, or who is entitled to remuneration, for services rendered to the Employer, in the legal relationship of employer and employee.  The term “Executive” does not include a consultant, independent contractor or leased employee even if such consultant, leased employee or independent contractor is subsequently determined by the Employer, the Internal Revenue Service, the Department of Labor or a court of competent jurisdiction to be a common law employee of the Employer.

(x)                                   “Good Reason” means:

(i)            the assignment to the Covered Executive of any duties inconsistent in any respect with the Covered Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any action by the Employer that results in a diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Employer promptly after receipt of notice thereof given by the Covered Executive;

(ii)           after a COC Effective Date, any failure by the Employer to comply with any of the provisions of Section 4.2(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Employer promptly after receipt of notice thereof given by the Covered Executive;

(iii)          after a COC Effective Date the Employer’s requiring Executive (A) to be based at any office or location other than as provided in Section 4.2(a)(i)(B), or (B) to be based at a location other than the principal executive offices of the Employer if the Covered Executive was employed at such location immediately preceding the COC Effective Date;

(iv)          after a COC Effective Date any purported termination by the Employer of the Covered Executive’s employment otherwise than as expressly permitted by this Plan; or

(v)           any other action or inaction that constitutes a material breach by the Employer or a successor of this Plan, including any failure by the Employer to comply with and satisfy Section 7.2.

For purposes of this definition, after a COC Effective Date any good faith determination of Good Reason made by the Covered Executive will be conclusive; furthermore, the Covered Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) will not affect the Covered Executive’s ability to terminate employment for Good Reason and the Covered Executive’s death following delivery of a Notice of Termination for Good Reason will not affect the Covered Executive’s estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason.

Any termination by the Covered Executive for Good Reason, will be communicated by the Covered Executive through a Notice of Termination to the Employer given in accordance with Section 7.5.  The failure by the Covered Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason will not waive any right of the Covered Executive hereunder or preclude the Covered Executive from asserting such fact or circumstance in enforcing the Covered Executive’s rights hereunder.

(y)                                 “Interest” means the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code determined as of the Date of Termination.

(z)                                   “Non-Compete Benefits” means the benefits described in Article III of the Plan including, but not limited to, the Non-Compete Payments described therein.

(aa)                            “Non-Compete Payment” and “Non-Compete Payments” has the meaning assigned to each in Section 3.1(a) of the Plan.

(bb)                          “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Plan relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Covered Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination will be not more than thirty (30) days after the giving of such notice).

(cc)                            “Plan Administrator” means the individual or committee appointed by the Company to administer the Plan.  If the Company does not appoint an individual or committee to serve as the Plan Administrator, the Company will be the Plan Administrator.

(dd)                          “Plan” means the Whole Foods Executive Retention Plan and Non-Compete Arrangement as set forth herein and as the same may be amended from time to time.

(ee)                            “Plan Agreement” means the written agreement between a Covered Executive and the Plan Administrator, on behalf of the Employer substantially in the form attached hereto in Appendix A.  This form Plan Agreement may differ with respect to a Covered Executive as determined by the Compensation Committee in its sole and absolute discretion.  Each Plan Agreement will form a part of the Plan with respect to the affected Covered Executive.

(ff)                                “Plan Year” means the fiscal year of the Plan, which will commence on January 1 each year and end on December 31 of such year.  The initial Plan Year will be a short plan year beginning on May 20, 2010 and ending on December 31, 2010.

(gg)                          “Pro Rata Bonus” has the meaning assigned in Section 4.4(a)(iii).

(hh)                          “Specified Employee” means a “specified employee” within the meaning of section 409A of the Code (as determined in accordance with the methodology established by the Employer as in effect on the Date of Termination).

(ii)                                  “Trustee” means a nationally recognized financial institution appointed by the Company to serve as trustee of the Trust.

(jj)                                  “Trust” means the “rabbi trust” to be established by the Company pursuant to Section 4.8.

2.2                               Construction.  Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of the Plan.  The pronouns “he,” “him” and “his” used in the Plan will also refer to similar pronouns of the female gender unless otherwise qualified by the context.

End of Article II

ARTICLE III
NON-COMPETE BENEFITS

3.1                               Non-Compete Benefits.  If at any time after the earlier to occur of a Change of Control or March 1, 2012, the Covered Executive’s employment is terminated either (i) by the Employer other than for Cause, or (ii) except to the extent limited by the applicable Plan Agreement, by the Covered Executive, then, subject to the Covered Executive’s compliance with the confidentiality provisions and restrictive covenants in the Plan Agreement and execution, within forty-five (45) days following the Date of Termination, of the Waiver and Release, in the form substantially similar to the form attached hereto as Exhibit A, in addition to the other rights set forth herein the Covered Executive will be entitled to the following Non-Compete Benefits:

(a)                                  Non-Compete Payment.  To the extent not limited below and to the extent the Covered Executive continues to comply with the terms of the Plan and the applicable Plan Agreement, the Employer will make up to ten (10) semi annual payments to the Covered Executive each in an amount equal to the amount set forth in Section 1 of the Covered Executive’s Plan Agreement divided by ten (10) (each a “Non-Compete Payment,” and together, the “Non-Compete Payments”).  The first such Non-Compete Payment will be made on a date which is six (6) months and one (1) day after the Date of Termination.  Each of the additional Non-Compete Payments will be made six (6) months after the date of the last such payment.  The Employer will withhold from any amounts or benefits due to Executive under this Article III such United States federal, state or local or foreign taxes as are required to be withheld pursuant to any applicable law or regulation.

Notwithstanding the above, in the event the Covered Executive voluntarily leaves the Employer’s employment before the Total Benefit Date (as defined in the Covered Executive’s Plan Agreement) set forth in Section 1 of the Covered Executive’s Plan Agreement, the amount, if any, paid to the Covered Executive for each of the Non-Compete Payments will be adjusted as set forth below; provided however, if Executive leaves the Employer’s employment with Good Reason, no adjustment shall be made to reduce any such payment that becomes due; otherwise, depending on the length of time preceding the Date of Termination the Covered Executive has held his or her current position or one or more of several other designated positions as set forth in Section 1 of the Covered Executive’s Plan Agreement, the Non-Compete Payments will be adjusted as follows:

YEARS IN POSITION	ADJUSTMENT TO NON-COMPETE PAYMENT
Fewer than 11	reduced to zero
11 or greater but fewer than 12	20% of original amount will be paid
12 or greater but fewer than 13	40% of original amount will be paid
13 or greater but fewer than 14	60% of original amount will be paid

14 or greater but fewer than 15	80% of original amount will be paid
15 or greater	No adjustment will be made

(b)                                 Equity Compensation.  Unless otherwise specified in an applicable award agreement, all stock options that have been granted to the Covered Executive by the Employer will become vested and immediately exercisable, and will remain exercisable until the earlier of (i) the fifth (5th) anniversary of the Date of Termination, or (ii) the original expiration date of the applicable stock option (other than by reason of termination of employment). Unless otherwise specified in an applicable award agreement, all restricted stock, restricted stock units and other similar awards will also immediately vest.

(c)                                  COBRA Coverage.  The Employer will reimburse the Covered Executive on a monthly basis for COBRA premiums paid by the Covered Executive for continuation of medical, dental and vision benefits under the Company’s group health plans to the Covered Executive and his or her eligible family members for a period commencing on the date the Covered Executive’s group health coverage would otherwise terminate by reason of his or her termination of employment and terminating on the earlier of (i) the eighteenth (18th) month anniversary of the Date of Termination, or (ii) the Covered Executive’s obtaining similar health benefit coverage, with no pre-existing condition exclusions applicable to the Covered Executive after taking into account the rules regarding creditable health coverage, via employment with a new employer; provided, that the Covered Executive and/or his eligible family members timely elect COBRA and provide evidence of the payment of the monthly COBRA premium.  The Covered Executive will be obligated to notify the Daily Administrator within thirty (30) days of the date he or she secures similar health coverage, in which case the Employer’s obligation to reimburse the Covered Executive for such COBRA premium payments will cease, but the Covered Executive and/or his or her family members may, at their option, elect to continue to receive continued medical, dental and vision benefits under the Company’s group health plan pursuant to COBRA for the remainder of the applicable COBRA continuation period at their own expense in accordance with the eligibility requirements of COBRA.

3.2                               Remedies for Violation of Restrictive Covenants.  The Employer’s only remedies for the Covered Executive’s failure to comply with the restrictive covenants set forth in Section 2(b)(i) of the Plan Agreement (relating to the covenant not to compete) will be termination for Cause, if applicable, and to cease to provide any and all Non-Compete Benefits described in this Article III (including, without limitation, the Employer’s ceasing to provide any and all Non-Compete Payments otherwise payable under Section 3.1(a)). The Employer’s only remedies for the Covered Executive’s failure to comply with the confidentiality provisions and the other restrictive covenants in the Plan Agreement (i.e., the covenants other than the covenant not to compete described in the preceding sentence) will be termination for Cause, if applicable, the injunctive relief described in Section 5 of the Plan Agreement, if applicable, and to cease to provide any and all Non-Compete Benefits described in this Article III (including, without limitation, the Employer’s ceasing to provide any and all Non-Compete Payments otherwise payable under Section 3.1(a)).

3.3                               Death or Disability of Covered Executive.  Notwithstanding anything else in this Article III, in the event of Covered Executive’s death or Disability, this Article III will be effective as of the Effective Date (without giving effect to the March 1, 2012 delayed date), the Waiver and Release will be deemed to have been signed by the Covered Executive after a termination without Cause, the Covered Executive will be deemed to have complied with the confidentiality provisions and restrictive covenants set forth in the Plan Agreement and the Employer will make the associated payments provided for in this Article III to the Covered Executive or his or her estate.

End of Article III

ARTICLE IV
EMPLOYMENT AND BENEFITS AFTER A CHANGE IN CONTROL

4.1                               COC Employment Period.  The Employer agrees to continue to employ the Covered Executive, subject to the terms and conditions of the Plan, for the COC Employment Period.  The COC Employment Period will terminate upon Executive’s termination of employment for any reason; subject to the terms of this Article IV.

4.2                               Terms of Employment.

(a)                                  Position and Duties.

(i)                                     Scope and Location. During the COC Employment Period, (A) the Covered Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities will be at least commensurate in all respects with the most significant of those held, exercised and assigned to the Covered Executive at any time during the one hundred and twenty (120)-day period immediately preceding the COC Effective Date, (B) the Covered Executive’s services will be performed at the office where the Covered Executive was employed immediately preceding the COC Effective Date or at any other location less than thirty-five (35) miles from such office, and (C) the Covered Executive will not be required to travel on Employer business to a substantially greater extent than required during the one hundred and twenty (120)-day period immediately prior to the COC Effective Date.

(ii)                                  Additional Positions.  During the COC Employment Period, and excluding any periods of paid time off or sabbatical to which the Covered Executive is entitled, the Covered Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Employer and, to the extent necessary to discharge the responsibilities assigned to the Covered Executive hereunder, to use the Covered Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the COC Employment Period, it will not be a violation of this Article IV for the Covered Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Covered Executive’s responsibilities as an Executive in accordance with this Article IV.  It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Covered Executive prior to the COC Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the COC Effective Date will not thereafter be deemed to interfere with the performance of the Covered Executive’s responsibilities to the Employer.

(b)                                 Compensation.

(i)                                     Base Salary.  During the COC Employment Period, the Covered Executive will receive an annual base salary (the “Annual Base Salary”)

at an annual rate at least equal to twenty-six (26) times the highest bi-weekly base salary rate applicable to the Covered Executive by the Company and the Affiliated Companies in respect of the one (1)-year period immediately preceding the month in which the COC Effective Date occurs.  The Annual Base Salary will be paid pursuant to the Employer’s normal payroll practices at such intervals as the Employer pays Executive salaries generally.  During the COC Employment Period, the Annual Base Salary will be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to Executive prior to the COC Effective Date.  Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation to the Covered Executive under this Article IV.  The Annual Base Salary will not be reduced after any such increase and the term “Annual Base Salary” will refer to the Annual Base Salary as so increased.

(ii)                                  Annual Bonus.  In addition to the Annual Base Salary, the Covered Executive will be awarded, for each fiscal year ending during the COC Employment Period, an annual bonus (the “Annual Bonus”) in cash according to the same formula used to calculate the Covered Executive’s last bonus paid prior to the COC Effective Date.  Notwithstanding the prior sentence, if any comparable bonus under the Employer’s successor bonus plan or arrangement would result in a higher payment to the Covered Executive, the Covered Executive will instead receive such bonus amount as her/his “Annual Bonus”.  Each such Annual Bonus will be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded and determined to be payable, unless Executive elects to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of section 409A of the Code.

(iii)                               Long-Term Cash and Equity Incentives, Savings and Retirement Plans.  During the COC Employment Period, the Covered Executive will be entitled to participate in all long-term cash incentive, equity incentive, savings and retirement plans, practices, policies, and programs applicable generally to other peer Executives, but in no event will such plans, practices, policies and programs provide the Covered Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Employer to the Covered Executive under such plans, practices (including without limitation, the Company’s annual stock option grant), policies and programs as in effect at any time during the one hundred and twenty (120)-day period immediately preceding the COC Effective Date or, if more favorable to the Covered Executive, those provided generally at any time after the COC Effective Date to other peer Executives.

(iv)                              Welfare Benefit Plans.  During the COC Employment Period, the Covered Executive and/or the Covered Executive’s family, as the case may be, will be eligible for participation in and will receive all benefits under welfare benefit plans, practices, policies and programs provided by the Employer (including, without limitation, medical, dental, vision, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer Executives, but in no event will such plans, practices, policies and programs provide the Covered Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Covered Executive at any time during the one hundred and twenty (120)-day period immediately preceding the COC Effective Date or, if more favorable to Executive, those provided generally at any time after the COC Effective Date to other peer Executives.

(v)                                 Expenses.  During the COC Employment Period, the Covered Executive will be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Covered Executive in accordance with the most favorable policies, practices and procedures of the Employer in effect for Executive at any time during the one hundred and twenty (120)-day period immediately preceding the COC Effective Date or, if more favorable to the Covered Executive, as in effect generally at any time thereafter with respect to other peer Executives.

(vi)                              Fringe Benefits.  During the COC Employment Period, the Covered Executive will be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Employer in effect for the Covered Executive at any time during the one hundred and twenty (120)-day period immediately preceding the COC Effective Date or, if more favorable to the Covered Executive, as in effect generally at any time thereafter with respect to other peer Executives.

(vii)                           Office and Support Staff.  During the COC Employment Period, the Covered Executive will be entitled to an office or offices of a size and with furnishings and other appointments, and to an exclusive personal administrative assistant and other assistance, at least equal to the most favorable of the foregoing provided to the Covered Executive by the Employer at any time during the one hundred and twenty (120)-day period immediately preceding the COC Effective Date or, if more favorable to the Covered Executive, as provided generally at any time thereafter with respect to other peer Executives. The Covered Executive will be entitled to pick his or her own administrative assistant.

(viii)                        Paid Time Off.  During the COC Employment Period, the Covered Executive will be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Employer as in effect for the Covered Executive at any time during the one hundred and twenty (120)-day period immediately preceding the COC Effective Date or, if more favorable to the Covered Executive, as in effect generally at any time thereafter with respect to other peer Executives.

4.3                               Termination.

(a)                                  Death.  The Covered Executive’s employment will terminate automatically if the Covered Executive dies during the COC Employment Period.

(b)                                 Termination With or without Cause or by Reason of Disability.  Subject to the other terms of the Plan (including, without limitation, payment of certain amounts to the Covered Executive), the Employer may terminate the Covered Executive’s employment during the COC Employment Period with or without Cause.

4.4                               Obligations of the Employer in Connection with a Change of Control.

(a)                                  Termination Payments.  If, during the COC Employment Period the Employer terminates the Covered Executive’s employment other than for Cause or Death, or the Covered Executive terminates employment for Good Reason then the Covered Executive will be entitled to the following:

(i)                                     Cash Payments:  The Employer will pay to the Covered Executive, in a lump sum in cash within thirty (30) days after the Date of Termination, the aggregate of the following amounts:

(A)                              the sum of (1) the Covered Executive’s Annual Base Salary through the Date of Termination to the extent not previously paid, (2) the Covered Executive’s business expenses that are reimbursable pursuant to Section 4.2(b) but have not been reimbursed by the Employer as of the Date of Termination; (3) the Covered Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has not been paid as of the Date of Termination; (4) any accrued paid time off to the extent not theretofore paid (the sum of the amounts described in subclauses (1), (2), (3) and (4), the “Accrued Obligations”) provided, that notwithstanding the foregoing, if the Covered Executive has made an irrevocable election under any deferred compensation arrangement subject to section 409A of the Code to defer any portion of the annual bonus described in clause (3) above, then for all purposes of this Article IV (including, without limitation, Sections 4.5 through 4.7)), such deferral election, and the terms of the applicable arrangement will apply to the same portion of the amount described in such clause (3), and such portion will not be considered as part of the “Accrued Obligations” but will instead be an “Other Benefit” (as defined in Section 4.10 below;

(B)                                the amount equal to the product of (1) three, and (2) the sum of (x) the Covered Executive’s Annual Base Salary and (y) the average of the last three annual bonuses paid to the Covered Executive; and

(ii)                                  Non-Compete Benefits:  Subject to the other terms of the Plan, including the requirement that Executive comply with the restrictive covenants in the Plan Agreement and execute a Waiver and Release, the Employer will provide the payments and benefits set forth in Article III.

Notwithstanding the foregoing provisions of Section 4.4(a)(i), in the event that the Covered Executive is a Specified Employee, amounts that would otherwise be payable and benefits that would otherwise be provided under Section 4.4(a)(i) during the six (6)-month period immediately following the Date of Termination (other than the Accrued Obligations) will instead be paid, with Interest, on any delayed payment on the Delayed Payment Date; provided, however, that if the Covered Executive dies following the Date of Termination but prior to the Delayed Payment Date, such amounts will be paid to the personal representative of the Covered Executive’s estate within thirty (30) days following the Covered Executive’s death.

(iii)                               Pro Rata Bonus.  “Pro Rata Bonus” means an amount equal to the product of (i) the Covered Executive’s annual bonus during year in which the COC Effective Date occurs, if any, and (ii) a fraction, the numerator of which is the number of days in such year through the Date of Termination and the denominator of which is three hundred and sixty five (365).  The Pro Rata Bonus will be paid at the same time and form specified in the applicable annual incentive plan.  Notwithstanding the foregoing, in the event that the successor to the Company by reason of the Change of Control fails to assume the Company’s annual incentive plan in effect on the COC Effective Date, and irrespective of whether Executive incurs a termination of employment, dies or becomes Disabled, Executive will be entitled to receive a lump sum cash payment in an amount equal to the target bonus specified in the Company’s annual incentive plan, or if the plan does not specify a target, the amount which would be payable based on the Company’s forecasted results for such period established prior to the Change of Control (the “Target Bonus”), subject to applicable withholding for income and employment taxes.  Such Target Bonus will be paid within five (5) business days following the date of the Change of Control provided that amounts payable under the annual incentive plan are exempt from Section 409A of the Code by reason of the short-term deferral rule; otherwise, the Target Bonus will be paid at the time such amount would have otherwise been paid had the annual incentive plan remained in effect for the remainder of the year in which occurs the COC Effective Date.

(iv)                              Other Benefits:  except as otherwise set forth in the last sentence of Section 4.10, to the extent not theretofore paid or provided, the Employer will timely pay or provide to Executive any Other Benefits in accordance with the terms of the underlying plans or agreements.

4.5                               Death.  If the Covered Executive dies during the COC Employment Period, the Employer will provide Executive’s estate or beneficiaries with all payments due to the Covered Executive as though Executive had left the employment of the Employer with Good Reason on the date of the Covered Executive’s death (other than with respect to the application of the Delayed Payment).  All such payments will be paid by the Employer to the Covered Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the date of the Covered Executive’s death (the “deemed Date of Termination”).  With respect to the provision of the Other Benefits, the term “Other Benefits” for the purposes of this Section 4.5 will include, without limitation, and the Covered Executive’s estate and/or beneficiaries will be entitled to receive, benefits at least equal to the most favorable benefits provided by the Employer to the estates and beneficiaries of peer Executives under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer Executives and their beneficiaries at any time during the one hundred and twenty (120)-day period immediately preceding the COC Effective Date or, if more favorable to the Covered Executive’s estate and/or beneficiaries, as in effect on the date of the Covered Executive’s death with respect to other peer Executives of the and their beneficiaries.

4.6                               Disability.  If the Covered Executive’s employment is terminated by the Employer during the COC Employment Period by reason of the Covered Executive’s Disability, the Covered Executive will be treated as though the Covered Executive had left the employment of the Employer with Good Reason as of the Date of Termination.  Except as otherwise provided herein, all payments will be paid by the Employer to the Covered Executive in accordance with Section 4.4(a).  With respect to the provision of the Other Benefits, the term “Other Benefits” for the purposes of this Section 4.6 will include, and the Covered Executive will be entitled to receive (after the Employer’s termination of the Covered Executive’s employment), disability and other benefits at least equal to the most favorable of those generally provided by the Employer to disabled Executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer Executives and their families at any time during the one hundred and twenty (120)-day period immediately preceding the COC Effective Date or, if more favorable to the Covered Executive and/or the Covered Executive’s family, as in effect at any time thereafter generally with respect to other peer Executives and their families.

4.7                               Termination for Cause; Termination Other Than for Good Reason.  If the Covered Executive’s employment is terminated for Cause during the COC Employment Period, the Employer will provide the Covered Executive with the Covered Executive’s Annual Base Salary through the Date of Termination, payment for accrued but unused paid time off, and the timely payment or delivery of the Other Benefits (disregarding the proviso set forth in Section 4.4(a)(i)(A) regarding the deferral of the Annual Bonus), but no Pro Rata Bonus will be paid to the Covered Executive and the Employer will have no other severance obligations under Article IV of the Plan; provided however, the Covered Executive may still receive any payment to which he or she is entitled under another Article of the Plan.  If the Covered Executive voluntarily terminates employment during the COC Employment Period, excluding a termination for Good Reason, the Employer will provide to Executive the Accrued Obligations and the Pro Rata Bonus and the timely payment or delivery of the Other Benefits, subject to the proviso set forth in Section 4.4(a)(i)(A) to the extent applicable, and will have no other severance obligations under Article IV of the Plan; provided however, that Covered Executive may still receive any payment to which he or she is entitled under another Article of the Plan.  In such case, all the Accrued Obligations will be paid to the Covered Executive in a lump sum in cash within thirty (30) days of the Date of Termination and the Pro Rata Bonus will be paid pursuant to the terms of Section 4.4(a)(iii).

4.8                               Rabbi Trust.  After any COC Effective Date, to the extent the payments to be provided to Executive under Section 4.4(a)(i) are not to be paid until the Delayed Payment Date and/or there are payments due under Section 3.1(a) then within five (5) business days of Executive’s Date of Termination, the Company will deliver cash, in an amount equal to the aggregate of the cash amounts due under Article III, which is not immediately payable, and Article IV, which is payable on a Delayed Payment Date (plus the estimated Interest), to a Trust to be held by the Trustee pursuant to the terms of the Trust agreement entered into between the Company and the Trustee prior to the COC Effective Date; provided, however, that the Trust will not be funded if the funding thereof would result in taxable income to Executive by reason of section 409A(b) of the Code; and provided, further, in no event will any Trust assets at any time be located or transferred outside of the United States, within the meaning of section 409A(b) of the Code.  Any fees and expenses of the Trustee will be paid by the Company.  The Trustee may not be removed by the Company during the five (5)-year period following the Change of Control.

4.9                               Legal Fees.  At anytime after a COC Effective date through the Covered Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the COC Effective Date), and regardless of whether or not the Plan has been terminated, the Employer agrees to pay as incurred (within ten (10) days following the Employer’s receipt of an invoice from the Covered Executive) to the full extent permitted by law, all legal fees and expenses that the Covered Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Employer, the Covered Executive or others of the validity or enforceability of, or liability under, any provision of the Plan, the Plan Agreement or the Waiver and Release, or any guarantee of performance thereof (including, without limitation, as a result of any contest by the Covered Executive about the amount of any payment pursuant to the Plan), plus, in each case, Interest determined as of the date such legal fees and expenses were incurred.  In order to comply with section 409A of the Code, in no event will the payments by the Employer under this Section 4.9 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Covered Executive submits an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred.  The amount of such legal fees and expenses that the Employer is obligated to pay in any given calendar year will not affect the legal fees and expenses that the Employer is obligated to pay in any other calendar year, and the Covered Executive’s right to have the Employer pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

4.10                        Non-Exclusivity of Rights.  Nothing in the Plan will prevent or limit the Covered Executive’s continuing or future participation in any plan, program, policy or practice provided by the Employer and for which the Covered Executive may qualify, nor will anything herein limit or otherwise affect such rights as the Covered Executive may have under any other contract or agreement with the Employer.  Amounts that are vested benefits or that the Covered Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Employer at or subsequent to the Date of Termination (“Other Benefits”) will be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by the Plan.  Without limiting the generality of the foregoing, the Covered Executive’s resignation under the Plan, with or without Good Reason, will in no way affect Executive’s ability to terminate employment by reason of Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the Employer, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Employer, including without limitation any retirement or pension plan or arrangement of the Employer or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason will be treated as such even if it is also a “retirement” for purposes of any such plan.  Notwithstanding the foregoing, if Executive receives payments and benefits pursuant to Article IV, Executive will not be entitled to any severance pay or benefits under any severance plan, program or policy of the Employer, unless otherwise specifically provided therein in a specific reference to the Plan; provided however, that the Covered Executive will be entitled to receive Non-Compete Payments and the benefits set forth in Article III, subject to applicable requirements.

End of Article IV

ARTICLE V
ADMINISTRATION

5.1                               The Plan Administrator.  The overall administration of the Plan will be the responsibility of the Plan Administrator.

5.2                               Powers of Plan Administrator.  The Plan Administrator will have sole and absolute discretion regarding the exercise of its powers and duties under the Plan.  In order to effectuate the purposes of the Plan, the Plan Administrator will have the following powers and duties:

(a)                                  To appoint the Daily Administrator;

(b)                                 To review and render decisions respecting a denial of a claim for benefits under the Plan;

(c)                                  To construe the Plan and to make equitable adjustments for any mistakes or errors made in the administration of the Plan; and

(d)                                 To determine and resolve, in its sole and absolute discretion, all questions relating to the administration of the Plan and any trust established to secure the assets of the Plan:

(i)            when differences of opinion arise between the Company, an Affiliate, the Daily Administrator, the trustee, a Covered Executive, or any of them, and

(ii)           whenever it is deemed advisable to determine such questions in order to promote the uniform and nondiscriminatory administration of the Plan for the greatest benefit of all parties concerned.

The foregoing list of express powers is not intended to be either complete or conclusive, and the Plan Administrator will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the Plan.

5.3                               Appointment of Daily Administrator.  The Plan Administrator will appoint the Daily Administrator, who will have the responsibility and duty to administer the Plan on a daily basis.  The Plan Administrator may remove the Daily Administrator with or without cause at any time.  The Daily Administrator may resign upon written notice to the Plan Administrator.

5.4                               Duties of Daily Administrator.  The Daily Administrator will have sole and absolute discretion regarding the exercise of its powers and duties under the Plan.  The Daily Administrator will have the following powers and duties:

(a)                                  To enter into, on behalf of the Employer, a Plan Agreement with an Executive who is deemed a Covered Executive;

(b)                                 To direct the administration of the Plan in accordance with the provisions herein set forth;

(c)                                  To adopt rules of procedure and regulations necessary for the administration of the Plan, provided such rules are not in consistent with the terms of the Plan;

(d)                                 To determine all questions with regard to rights of Covered Executives and beneficiaries under the Plan including, but not limited to, questions involving eligibility of an Executive to participate in the Plan and the amount of a Covered Executive’s benefits;

(e)                                  To make all final determinations and computations concerning the benefits to which the Covered Executive or his estate is entitled under the Plan;

(f)                                    To enforce the terms of the Plan and any rules and regulations adopted by the Plan Administrator;

(g)                                 To review and render decisions respecting a claim for a benefit under the Plan;

(h)                                 To furnish the Employer with information that the Employer may require for tax or other purposes;

(i)                                     To engage the service of counsel (who may, if appropriate, be counsel for the Employer), actuaries, and agents whom it may deem advisable to assist it with the performance of its duties;

(j)                                     To prescribe procedures to be followed by Covered Executives in obtaining benefits;

(k)                                  To receive from the Employer and from Covered Executives such information as is necessary for the proper administration of the Plan;

(l)                                     To create and maintain such records and forms as are required for the efficient administration of the Plan;

(m)                               To make all initial determinations and computations concerning the benefits to which any Covered Executive is entitled under the Plan;

(n)                                 To give the trustee of any trust established to serve as a source of funds under the Plan specific directions in writing with respect to:

(i)            making distribution payments, giving the names of the payees, specifying the amounts to be paid and the time or times when payments will be made; and

(ii)           making any other payments which the trustee is not by the terms of the trust agreement authorized to make without a direction in writing by the Daily Administrator;

(o)                                 To comply with all applicable lawful reporting and disclosure requirements of ERISA;

(p)                                 To comply (or transfer responsibility for compliance to the trustee) with all applicable federal income tax withholding requirements for benefit distributions; and

(q)                                 To construe the Plan, in its sole and absolute discretion, and make equitable adjustments for any errors made in the administration of the Plan.

The foregoing list of express duties is not intended to be either complete or conclusive, and the Daily Administrator will, in addition, exercise such other powers and perform such other duties as it may deem necessary, desirable, advisable or proper for the supervision and administration of the Plan.

5.5                               Indemnification of Plan Administrator and Daily Administrator.  To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under corporate by-laws and other applicable laws and regulations, the Employer agrees to hold harmless and indemnify the Plan Administrator and Daily Administrator against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and reasonable attorneys’ fees, based upon or arising out of any act or omission relating to or in connection with the Plan other than losses resulting from the Plan Administrator’s or any such person’s commission of fraud or willful misconduct.

5.6                               Claims for Benefits.

(a)                                  Initial Claim.  In the event that a Covered Executive or his estate (a “claimant”) claims to be eligible for benefits, or claims any rights under the Plan or seeks to challenge the validity or terms of the Waiver and Release described in Section 3.1, such claimant must complete and submit such claim forms and supporting documentation as will be required by the Daily Administrator, in its sole and absolute discretion.  Likewise, any claimant who feels unfairly treated as a result of the administration of the Plan, must file a written claim, setting forth the basis of the claim, with the Daily Administrator.  In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may examine the Plan, and any other pertinent documents generally available to Covered Executives that are specifically related to the claim.

A written notice of the disposition of any such claim will be furnished to the claimant within ninety (90) days after the claim is filed with the Daily Administrator.  Such notice will refer, if appropriate, to pertinent provisions of the Plan, will set forth in writing the reasons for denial of the claim if a claim is denied (including references to any pertinent provisions of the Plan) and, where appropriate, will describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.  If the claim is denied, in whole or in part, the claimant will also be notified of the Plan’s claim review procedure and the time limits applicable to such procedure, including the claimant’s right to arbitration following an adverse benefit determination on review as provided below.  All benefits provided in the Plan as a result of the disposition of a claim will be paid as soon as practicable following receipt of proof of entitlement, if requested.

(b)                                 Request for Review.  Within ninety (90) days after receiving written notice of the Daily Administrator’s disposition of the claim, the claimant may file with the Plan Administrator a written request for review of his claim.  In connection with the request for review, the claimant will be entitled to be represented by counsel and will be given, upon request and free of charge, reasonable access to all pertinent documents for the preparation of his claim.  If the claimant does not file a written request for review within ninety (90) days after receiving written notice of the Daily Administrator’s disposition of the claim, the claimant will be deemed to have accepted the Daily Administrator’s written disposition, unless the claimant was physically or mentally incapacitated so as to be unable to request review within the ninety (90) day period.

(c)                                  Decision on Review.  After receipt by the Plan Administrator of a written application for review of his claim, the Plan Administrator will review the claim taking into account all comments, documents, records and other information submitted by the claimant regarding the claim without regard to whether such information was considered in the initial benefit determination.  The Plan Administrator will notify the claimant of its decision by delivery or by certified or registered mail to his last known address.

A decision on review of the claim will be made by the Plan Administrator at its next meeting following receipt of the written request for review.  If no meeting of the Plan Administrator is scheduled within forty-five (45) days of receipt of the written request for review, then the Plan Administrator will hold a special meeting to review such written request for review within such forty-five (45) day period.  If special circumstances require an extension of the forty-five (45) day period, the Plan Administrator will so notify the claimant and a decision will be rendered within ninety (90) days of receipt of the request for review.  In any event, if a claim is not determined by the Plan Administrator within ninety (90) days of receipt of written submission for review, it will be deemed to be denied.

The decision of the Plan Administrator will be provided to the claimant as soon as possible but no later than five (5) days after the benefit determination is made.  The decision will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant Plan provisions on which the decision was based.  Such decision will also advise the claimant that he may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim and will inform the claimant of his right to arbitration in the case of an adverse decision regarding his appeal.  The decision of the Plan Administrator will be final and conclusive.

5.7                               Arbitration.  In the event the claims review procedure described in Section 5.6 of the Plan does not result in an outcome thought by the claimant to be in accordance with the Plan document, he may appeal such decision prior to a Change of Control to a third party neutral arbitrator.  These arbitration provisions as a final dispute resolution mechanism will be elective on the part of the Covered Executive on and after a Change of Control (i.e, the Covered Executive may pursue legal action in a court of law in lieu of an appeal to any arbitrator).  The claimant must appeal to an arbitrator (or pursue legal action in a court of law) within sixty (60) days after receiving the Plan Administrator’s denial or deemed denial of his request for review and before bringing suit in court.  The arbitration will be conducted pursuant to the American Arbitration Association (“AAA”) Rules on Employee Benefit Claims.

The arbitrator will be mutually selected by the claimant and the Plan Administrator from a list of arbitrators who are experienced in nonqualified deferred compensation plan benefit matters that is provided by the AAA.  If the parties are unable to agree on the selection of an arbitrator within ten days of receiving the list from the AAA, the AAA will appoint an arbitrator.  The arbitrator’s review will be limited to interpretation of the Plan document in the context of the particular facts involved.  The claimant, the Plan Administrator and the Employer agree to accept the award of the arbitrator as binding, and all exercises of power by the arbitrator hereunder will be final, conclusive and binding on all interested parties, unless found by a court of competent jurisdiction, in a final judgment that is no longer subject to review or appeal, to be arbitrary and capricious.  The claimant, Plan Administrator and the Employer agree that the venue for the arbitration will be in Austin, Texas.  The costs of arbitration will be paid by the Employer and all legal fees and expenses reasonably incurred by the claimant will be reimbursed pursuant to Section 4.9 (or if inapplicable, such fees and expenses will be incurred by the claimant except to the extent the arbitrator may require the Employer to reimburse the claimant for all or a portion of such amounts).

The following discovery may be conducted by the parties: interrogatories, demands to produce documents, requests for admissions and oral depositions.  The arbitrator will resolve any discovery disputes by such pre-hearing conferences as may be needed.  The Employer, Plan Administrator and claimant agree that the arbitrator will have the power of subpoena process as provided by law.  Disagreements concerning the scope of depositions or document production, its reasonableness and enforcement of discovery requests will be subject to agreement by the Employer and the claimant or will be resolved by the arbitrator.  All discovery requests will be subject to the proprietary rights and rights of privilege and other protections granted by applicable law to the Employer and the claimant and the arbitrator will adopt procedures to protect such rights.  With respect to any dispute, the Employer, Plan Administrator and the claimant agree that all discovery activities will be expressly limited to matters directly relevant to the dispute and the arbitrator will be required to fully enforce this requirement.

The arbitrator will have no power to add to, subtract from, or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan.  Nonetheless, the arbitrator will have absolute discretion in the exercise of its powers in the Plan.  Arbitration decisions will not establish binding precedent with respect to the administration or operation of the Plan.

5.8                               Receipt and Release of Necessary Information.  In implementing the terms of the Plan, the Plan Administrator and Daily Administrator, as applicable, may, without the consent of or notice to any person, release to or obtain from any other insuring entity or other organization or person any information, with respect to any person, which the Plan Administrator or Daily Administrator deems to be necessary for such purposes.  Any Covered Executive or estate claiming benefits under the Plan will furnish to the Plan Administrator or Daily Administrator, as applicable, such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claiming and receiving such benefit.

5.9                               Overpayment and Underpayment of Benefits.  The Daily Administrator may adopt, in its sole and absolute discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits.  If a Covered Executive or his estate receives an underpayment of benefits, the Daily Administrator will direct that payment be made as soon as practicable to make up for the underpayment.  If an overpayment is made to a Covered Executive or his estate, for whatever reason, the Daily Administrator may, in its sole and absolute discretion, withhold payment of any further benefits under the Plan until the overpayment has been collected or may require repayment of benefits paid under the Plan without regard to further benefits to which the Covered Executive or his estate may be entitled.

5.10                        No Mitigation.  The Employer’s obligation to make the payments provided for under the Plan and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Employer may have against the Covered Executive or others.  In no event will the Covered Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of the Plan, and except as specifically provided in Section 3.1(c) regarding COBRA coverage, such amounts will not be reduced whether or not the Covered Executive obtains other employment.

End of Article V

ARTICLE VI
AMENDMENT AND TERMINATION OF THE PLAN

6.1                               Continuation.  The Company currently intends to continue the Plan indefinitely. However, if the Plan is discontinued, the Company assumes no contractual obligation beyond the obligations due to each Executive under the Plan and their respective Plan Agreements which were executed prior to such discontinuance.

6.2                               Amendment of Plan.  The Company, through an action of the Board reserves the right in its sole and absolute discretion to amend the Plan in any respect at any time; provided, however, that except as required to comply with section 409A of the Code or other applicable law, no amendment to the Plan will be made that reduces or diminishes the rights of any Covered Executive as set forth in the Covered Executive’s Plan Agreement without the Covered Executive’s written consent.  In the event of a Change of Control, no amendment may be made to the Plan within twenty four (24) months following a Change of Control without the consent of the affected Covered Executives.

6.3                               Termination of Plan.  The Company, through an action of the Board, may terminate or suspend the Plan in whole or in part at any time subject to the same rules regarding the amendment of the Plan in Section 6.2 (i.e., no Covered Executive’s Plan Agreement may be terminated without the Covered Executive’s written consent and the Plan may not be terminated within twenty four (24) months following a Change of Control without the consent of the affected Covered Executives).

6.4                               Termination of Affiliated Company’s Participation.  The Company may terminate an Affiliated Company’s participation in the Plan at any time by an action of the Compensation Committee and providing written notice to the Affiliated Company; provided, however, no such termination shall be allowed to negatively impact a Covered Executive’s rights to the benefits described in the Plan and the Covered Executive’s Plan Agreement that is in effect at the time of such termination.  The effective date of any such termination will be the later of the date specified in the notice of the termination of participation or the date on which the Daily Administrator can administratively implement such termination.

6.5                               409A Compliance.  The Plan is intended to comply with the requirements of section 409A of the Code or an exemption or exclusion therefrom and will in all respects be administered in accordance with section 409A of the Code.  In the event that the Company determines that a provision of the Plan does not comply with section 409A of the Code, the Company may modify the Plan, in the least restrictive manner necessary and without any diminution in the value of the payments to the Covered Executive, in order to cause the provisions of the Plan to comply with the requirements of section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Covered Executive pursuant to section 409A of the Code. Based on existing guidance under section 409A of the Code, the Company believes and intends that the Non-Compete Payment under Section 3.1(a) and the Change of Control payment under Section 4.4(a)(i)(B) constitute separate amounts of deferred compensation under Section 409A of the Code and, as such, they may each have a separate time and form of payment under Treasury Regulation §1.409A-3(c).  However, in the event that subsequent guidance issued under section 409A indicates that this is not the case and the Non-Compete Payment and the Change of Control payment under Section 4.4(a)(i)(B) must be treated as a single payment, the Change of Control payment will be paid at the same time and in the same form as the Non-Compete Payment.

End of Article VI

ARTICLE VII
MISCELLANEOUS

7.1                               No Reduction of Employer Rights.  Except as provided in Article IV, nothing contained in the Plan will be construed as a contract of employment between the Employer and a Covered Executive, or as a right of any Covered Executive to continue in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its Covered Executives, with or without cause.

7.2                               Successor to the Company.  The Company will require any successor or assign (whether direct or indirect, by purchase, exchange, lease, merger, consolidation, or otherwise) to all or substantially all of the property and assets of the Company and its Affiliated Companies taken as a whole, to expressly assume the Plan and to agree to perform under the Plan in the same manner and to the same extent that the Company and its Affiliated Companies would be required to perform it if no such succession had taken place.

7.3                               Provisions Binding.  All of the provisions of the Plan will be binding upon the Company and its Affiliated Companies and any successor to the Company or any such Affiliated Company.  Likewise, the provisions of the Plan will be binding upon all persons who will be entitled to any benefit hereunder, their heirs and personal representatives.

7.4                               Governing Law.  Except to the extent pre-empted by ERISA or other applicable federal law, the Plan will be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.

7.5                               Notice.  All notices and other communications under the Plan must be in writing and given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)                                  Covered Executive.  For notice to the Covered Executive:

At the most recent address on file at the Employer.

(b)                                 For the Company and Administrators:  For notice to the Company, Plan Administrator or Daily Administrator:

Whole Foods Market, Inc.

550 Bowie St.

Austin, TX 78703

Notice to the Company should be directed to the attention of the General Counsel.

(c)                                  Alternate Address.  If either party provides written notice to the other in accordance with this Section 7.5, of an alternate address, such address will be used instead of the addresses specified in clauses (a) or (b).

(d)                                 Effective Date.  Notice and communications will be effective when actually received by the addressee.

7.6                               Severability.  The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision of the Plan.

7.7                               Counterparts and Electronic Signatures.  Each Plan Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement.  Signatures may be made and delivered electronically.

7.8                               Withholding.  The Company may withhold from any amounts payable under the Plan such United States federal, state or local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.

7.9                               No Waiver.  The Covered Executive’s or the Employer’s failure to insist upon strict compliance with any provision of the Plan or the failure to assert any right the Covered Executive or the Employer have hereunder, including, without limitation, the right of the Covered Executive to terminate employment for Good Reason, will not be deemed to be a waiver of such provision or right or any other provision or right of the Plan.

End of Article VII

IN WITNESS WHEREOF, this Whole Foods Executive Retention Plan and Non-Compete Arrangement has been executed on this       day of                         , 2010, effective as of May 20, 2010, except as specifically provided otherwise herein.

WHOLE FOODS MARKET, INC.

By:
John P. Mackey
Co-Chief Executive Officer

APPENDIX A

PLAN AGREEMENTS

Section 2.1(ee) of the Whole Foods Executive Retention Plan and Non-Compete Arrangement (the “Plan”) provides that each Covered Executive will enter into an Plan Agreement which sets forth the terms and conditions of his benefits under the Plan and a form copy of such agreement will be attached to the Plan as Appendix A.

WHOLE FOODS EXECUTIVE RETENTION PLAN

AND NON-COMPETE ARRANGEMENT AGREEMENT

THIS EXECUTIVE RETENTION PLAN AND NON-COMPETE ARRANGEMENT AGREEMENT (“Plan Agreement”) is made as of           20    by and between the Plan Administrator of the Whole Foods Executive Retention Plan and Non-Compete Arrangement (the “Plan”) on behalf of Whole Foods Market Services, Inc. (the “Employer”), and                                   (the “Covered Executive”).  This Plan Agreement supersedes and replaces any existing agreement entered into between the Employer and the Covered Executive under the Plan and any existing severance, change in control or similar agreement in effect between the Employer and the Covered Executive and represents the entire agreement of the parties concerning the subject matter herein.  Capitalized terms used in this Plan Agreement that are not defined herein will have the meaning set forth in the Plan.

1.                                      Non-Compete Benefits.

(a)                                  Non-Compete Payment.  The amount of the total of all Non-Compete Payments payable to the Covered Executive under Section 3.1(a) of the Plan will equal up to                                          ($            )(so long as the Covered Executive complies with the terms of this Plan Agreement); provided, this amount will be adjusted to reflect the increase, if any, in the Consumer Price Index (as defined below) that has occurred during the period beginning on the date of this Plan Agreement and ending as of the close of the month immediately preceding the month in which the Covered Executive’s employment is terminated in accordance with Section 3.1(a) of the Plan; [and further provided, that the amount of the Non-Compete Payment payable upon a voluntary termination of employment for a reason other than Good Reason, Disability or death will be subject to Section 1(d) of this Plan Agreement]*.

For the avoidance of doubt, on the date of this Plan Agreement, the Company and the Covered Executive agree that the Covered Executive has continuously served in one or more of the positions referenced in Section 3.1(a) of the Plan from             ; therefore, for any Date of Termination occurring on or after [15 Years following start date] (the “Total Benefit Date”), no adjustments to any Non-Compete Payment otherwise due shall be made pursuant to the terms of the table in Section 3.1(a) of the Plan.

For purposes of Section 1 of this Plan Agreement, the term “Consumer Price Index” means the Consumer Price Index for all Urban Consumers published by the United States Bureau of Labor Statistics, or the supplement or successor thereto if publication of such index should be discontinued.

(b)                                 Equity Compensation.  [Subject to the provisions of Section 1(d) of this Plan Agreement,]* applicable equity compensation granted to the Covered Executive shall be vested and be exercisable pursuant to the provisions of Section 3.1(b) of

[*These provisions apply only to the Company’s Co-Chief Executive Officers (other than John Mackey), Chief Financial Officer and the two other most highly compensated executive officers of the Company for fiscal 2009.

the Plan (so long as the Covered Executive complies with the terms of this Plan Agreement).

(c)                                  COBRA Coverage.  [Subject to the provisions of Section 1(d) of this Plan Agreement,]* the Covered Executive shall be entitled to reimbursement of COBRA premiums pursuant to the provisions of Section 3.1(c) of the Plan (so long as the Covered Executive complies with the terms of this Plan Agreement).

(d)                                 [Voluntary Termination of Employment.  In the event that the Covered Executive voluntarily terminates employment with the Company for a reason other than Good Reason, Disability or death, the Non-Compete Benefits otherwise due and payable shall not be due and payable in connection with such termination, and instead the benefits payable, if any, will consist of those benefits described in Sections 1(a), 1(b) and 1(c) of this Plan Agreement but in such amounts as are negotiated between either one of the two Co-Chief Executive Officers of the Company and the Covered Executive and documented in a signed writing (the “Negotiated Benefits” which benefits will be deemed to be Non-Compete Benefits described herein); provided, however that for purposes of such negotiation the benefits cannot exceed the maximum provided for in the case of a termination for “Good Reason” under Sections 1(a), 1(b) and 1(c) of this Plan Agreement.  Notwithstanding the foregoing, if either of the two Co-Chief Executive Officers of the Company as of the date of this Agreement are involuntarily terminated or if both of the Co-Chief Executive Officers die and/or otherwise terminate employment with the Company within forty-five (45) days of each other (including the situations in which: both die; each person’s employment is terminated, and one person dies and the other person’s employment is terminated) and the Covered Executive terminates employment with the Company after the occurrence of the applicable event(s), the Negotiated Benefits will not be payable and the amount of Non-Compete Benefits determined under Section 1(a), (b) and (c) of this Plan Agreement, without regard to this Section 1(d), shall be payable to the Covered Executive.]* [In the event that the Covered Executive voluntarily terminates employment with the Company for a reason other than Good Reason, Disability or death, the Non-Compete Benefits otherwise due and payable shall not be due and payable in connection with such termination, and instead the benefits payable, if any, will consist of those benefits described in Sections 1(a), 1(b) and 1(c) of this Plan Agreement but in such amounts as are negotiated between the other Co-Chief Executive Officer of the Company and the Covered Executive (the “Negotiated Benefits” which benefits will be deemed to be Non-Compete Benefits described herein); provided, however, that for purposes of such negotiation the benefits cannot exceed the maximum provided for in the case of a termination for “Good Reason” under Sections 1(a), 1(b) and 1(c) of this Plan Agreement.  Notwithstanding the foregoing, if the other of the two Co-Chief Executive Officers of the Company as of the date of this Agreement dies or terminates employment with the Company for any reason and the Covered Executive terminates his employment with the Company after the occurrence of such event, Negotiated Benefits will not be

[*These provisions apply only to the Company’s Co-Chief Executive Officers (other than John Mackey), Chief Financial Officer and the two other most highly compensated executive officers of the Company for fiscal 2009.

payable and the amount of Non-Compete Benefits determined under Section 1(a), (b) and (c) of this Plan Agreement, without regard to this Section 1(d), shall be payable to the Covered Executive.]#

2.                                      Confidentiality and Restrictive Covenants.  As a condition of receiving the Non-Compete Benefits under Article III of the Plan, as set forth in Section 1 of this Plan Agreement [including the Negotiated Benefits that may be payable in the event of the Covered Executive’s voluntary termination of employment]*, the Covered Executive agrees to comply with the following confidentiality provisions and restrictive covenants:

(a)                                  Confidentiality Provisions.

(i)                                     Definition of Confidential Information. “Confidential Information” means the existence this Plan Agreement, including all its material terms.  “Confidential Information” also means any information or material (A) generated or collected by, or utilized in the operations of, the Employer that relates to the actual or anticipated business or research and development conducted by or on behalf of the Employer, or (B) suggested by or resulting from any task assigned to the Covered Executive or work performed by the Covered Executive for or on behalf of the Employer, including, for example and without limitation, information and materials relating or pertaining to the Employer’s financial performance, financial statements and reports, financial projections, accounting methods and information, business plans, strategic plans, plans regarding the Employer’s future growth, development and projects, marketing plans and strategies, sales methods and strategies, products, pricing strategies, price lists, vendor lists, vendor information (including, without limitation, their history of dealings with the Employer), employee files, employee compensation, skills, performance and qualifications of the Employer’s personnel, trade secrets, inventions (whether patented or unpatented), copyrights, service marks, know-how, computer programs, computer code and related documentation, processes, methods, formulas, research, development, licenses, permits, and compilations of any of the foregoing information relating to the actual or anticipated business of the Employer.  Confidential Information does not include information that properly and lawfully has become generally known to the public other than as a result of any act or omission by any Covered Executive.

Confidential Information also includes information that belongs to the Employer’s vendors and customers and is not generally known to the public.  This includes information that could be used by clients’ competitors to gain an advantage in the market; client’s marketing plans, business plans, customer lists/data, organizational structure, pricing, financial data, budgeting and reporting.

[*These provisions apply only to the Company’s Co-Chief Executive Officers (other than John Mackey), Chief Financial Officer and the two other most highly compensated executive officers of the Company for fiscal 2009.

#These provisions apply only to the Company’s Co-Chief Executive Officers (other than John Mackey).]

(ii)                                  Promise to Provide Confidential Information.  The Employer promises that it will, throughout the course of the Covered Executive’s employment with the Employer, provide the Covered Executive with Confidential Information.  The Covered Executive acknowledges that the Employer has invested substantial time, money and effort in developing its Confidential Information, that this Confidential Information is a valuable, special and unique asset of the Employer, that the Employer would sustain great loss if such information were improperly used or disclosed, and that the protection and maintenance of the Employer’s Confidential Information constitute legitimate interests to be protected by the Company by the covenants set forth in this Section 2.2.

(iii)                               Nondisclosure of Confidential Information.  During the Covered Executive’s employment with the Employer and at any time thereafter, the Covered Executive will preserve in strictest confidence, and will not disclose, copy or take away, either directly or indirectly, or use for the Covered Executive’s own benefit or the benefit of any third party, any Confidential Information of the Employer or any confidential or proprietary information or material received by the Employer from third parties, except as required in the ordinary course of the Covered Executive’s employment for the benefit of the Employer.  With respect to other employees of any Employer or its affiliates (including all parent companies and all wholly or partially owned subsidiaries), unless approved by a member of the Employer’s Executive Team, the Covered Executive agrees that he/she will only discuss this Plan Agreement with the following persons: any Executive Team Member, the Senior Global Vice President and/or the General Counsel or another attorney for the Employer.  Notwithstanding the above, the Covered Executive has the right to discuss the terms of this Plan Agreement with outside legal counsel, accountants and other persons who are not employed with an Employer entity and who have a need to know in order to assist the Covered Executive with the enforcement and/or protection of any legal right.

(iv)                              Return of Confidential Information.  At the end of the Covered Executive’s employment with the Employer, the Covered Executive agrees to search for and return to the Employer all property belonging to the Employer including any documents, records, electronic data, and tangible items and materials containing or embodying any Employer information or Employer Confidential Information—whether such information was prepared by the Covered Executive or by others, and whether such information exists as hard copy or in electronic form on a Employer-issued computer device, a personal computer device or any other electronic device.  All documents, records, computer programs, electronic data, and tangible items and materials containing or embodying any Confidential Information, including all copies thereof, whether prepared by the Covered Executive or by others, will immediately be returned to the Employer upon termination of the Covered Executive’s employment with the Employer (voluntary or otherwise), or at any time upon the Employer’s request.  The Covered Executive understands and agrees that the Covered Executive’s obligation to maintain the confidentiality of Confidential Information remains even after the Covered Executive’s employment with the Employer ends and continues for so long as such Confidential Information remains not generally known to the public through no fault or breach of this Plan Agreement by the Covered Executive.  Notwithstanding the above, the Covered Executive has the right to keep a copy of the Plan Agreement.

(b)                                 Restricted Covenants.  In consideration of the Employer’s promise to provide Confidential Information and other good and valuable consideration, the receipt and sufficiency thereof is hereby acknowledged, the Covered Executive agrees as follows:

(i)                                     Covenant Not to Compete.  During the Covered Executive’s employment with the Employer or its affiliates, including all parent companies and all wholly or partially owned subsidiaries (collectively, the “Employer Entities” for purposes of this Section 2(b)(i)), other than with respect to the Employer Entities, the Covered Executive will refrain from participating in, providing services to, planning or organizing any business that is in the business of retail food service, retail grocery sales or retail grocery distribution.  During the Covered Executive’s employment and, in the event the Covered Executive is eligible for and elects to receive the Non-Compete Benefits payable pursuant to Article III, for a period of five (5) years following the termination of the Covered Executive’s employment (such additional period, the “Restricted Period”), the Covered Executive will not, in any geographic region in which any of the Employer Entities then does business, directly or indirectly, perform management level services for, consult with or sit on the board of directors (or similar body)  of any business competitive with the Employer Entities including any company in the business of retail food service, retail grocery sales or retail grocery distribution.

(ii)                                  Nonsolicitation of Team Members.  During the Covered Executive’s employment and, in the event the Covered Executive is eligible for and elects to receive the Non-Compete Benefits payable pursuant to Article III, the Restricted Period, the Covered Executive will not, on the Covered Executive’s own behalf or on behalf of any other person, have any contact with a person who is, during such time frame, an employee of a Employer entity, for the purpose of discussing that person’s leaving such employment.  The Covered Executive will not, during the Restricted Period, in any other manner attempt, directly or indirectly, attempt to hire any employee of an Employer entity or to influence, induce or encourage any employee of an Employer entity to leave the employment of the Employer.

(iii)                               Nondisparagement. The Covered Executive agrees that the Covered Executive will not disparage the Employer or one or more of its affiliates (including any parent companies and any wholly or partially owned subsidiaries), the Board, the Employer’s executives, the Employer’s employees and the Employer’s products or services during the term of this Plan Agreement and thereafter.  For purposes of this Plan Agreement, disparagement does not include (A) compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, (B) statements in response to an inquiry from a court or regulatory body, or (C) statements or comments in rebuttal of media stories or alleged media stories.

(iv)                              Termination and Forfeiture.  If during the Covered Executive’s employment with the Employer, the Covered Executive materially violates any of the covenants and restrictions contained in this Plan Agreement, such action may be grounds for the termination of the Covered Executive’s employment for Cause.  If the Covered Executive is eligible for and elects to receive the Non-Compete Benefits payable pursuant to Article III of the Plan and during the Restricted Period the Covered Executive violates any of the covenants and restrictions contained in this Plan Agreement, the Covered Executive will forfeit the right to any and all future Non-Compete Benefits.  The provisions of this Plan Agreement are in addition to any forfeiture provisions of other Employer plans, programs or agreements applicable to the Covered Executive. The Covered Executive specifically recognizes and affirms that the restrictive covenants set forth in this Plan Agreement are a material part of this Plan Agreement without which the Employer would not have entered into this Plan Agreement.

(v)                                 Representations. The Covered Executive has carefully read and considered the provisions of Paragraphs 2(b)(i) through (iv) of this Plan Agreement and agrees that the restrictions set forth therein, including, but not limited to, the time period and geographic area of the restrictions and the scope of activities restricted are fair and reasonable and are supported by sufficient and valid consideration, and that these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Employer, its officers, directors, shareholders and other employees. The Covered Executive acknowledge that the covenants and agreements in Paragraphs 2(b)(i) through (iv) of this Plan Agreement are ancillary to and a part of an otherwise enforceable agreement entered into at the time these covenants are made, namely, the agreement concerning provision and confidentiality of Confidential Information. The Covered Executive acknowledges that the Covered Executive’s agreement to be bound by the restrictive covenants set forth in Paragraphs 2(b)(i) through (iv) of this Plan Agreement is a concurrent and material inducement for the Employer (A) to enter into the ancillary terms of this Plan Agreement, (B) to continue the Covered Executive’s employment, and (C) to provide the Covered Executive with the promises and consideration set forth in this Plan Agreement.  The Covered Executive agrees that each ancillary agreement set forth in this Plan Agreement, is otherwise enforceable and independently sufficient to support all of the protective covenants in Paragraphs 2(b)(i) through (iv) of this Plan Agreement. The Covered Executive acknowledges that these restrictions will not prevent the Covered Executive from obtaining gainful employment in the Covered Executive’s occupation or field of expertise or cause the Covered Executive undue hardship and that there are numerous other employment and business opportunities available to the Covered Executive that are not affected by these restrictions.

(vi)                              Reformation.  Should an arbitrator or court determine that the scope of any of the covenants contained in Paragraphs 2(b)(i) through (iv) of this Plan Agreement exceed the maximum restrictiveness such arbitrator or court deems reasonable and enforceable, the parties intend that the arbitrator or court should reform, modify and enforce the provision to such narrower scope as it determines to be reasonable and enforceable.  Any reduction in the Restricted Period will concomitantly reduce the obligation to provide the Non-Compete Benefits to the duration of the revised Restricted Period.

(vii)                           Election.  If at any time the Covered Executive elects not to receive the Non-Compete Benefits, then the Employer agrees it will not enforce this Paragraph 2(b) during the portion of the Restriction Period occurring after such election in exchange for the Covered Executive’s commitment to not seek any or addition, as applicable, Non-Compete Benefits, including, without limitation, any additional Non-Compete Payment.

3.                                      Change in Control Benefits.  In the event of a Change of Control, the Covered Executive will also be entitled to the rights and benefits set forth in Article IV of the Plan, as in effect on the date of this Plan Agreement, including the termination payment described in Section 4.4(a) and subject to the Covered Executive’s satisfaction of the terms and conditions that are required to receive such benefits.

4.                                      Dispute Resolution.  Any dispute or claim for benefits under the Plan must be resolved through the claims procedure set forth in Article V of the Plan which procedure, prior to a Change of Control culminates in binding arbitration, if elected by the Covered Executive.  By accepting the benefits provided under the Plan, the Covered Executive hereby agrees to binding arbitration as the final means of dispute resolution (if the Covered Executive elects to pursue binding obligation) with respect to the Plan prior to a Change of Control.

5.                                      Injunctive Relief.  Notwithstanding anything contained in the Plan or Section 4 to the contrary, if the Covered Executive breaches, or threatens to commit a breach of, any of the restrictive covenants of Section 2(b) of this Plan Agreement (other than the restrictive covenants set forth in Section 2(b)(i)), the Company will also have the right and remedy to seek from any court of competent jurisdiction specific performance of such provisions or injunctive relief against any act which would violate any of Section 2(b) of this Plan Agreement, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company.  The Company and the Covered Executive (a) agree that any suit, action or legal proceeding permitted by this Section 5 may be brought in the courts of record of the State of Texas in Travis County or the court of the United States, Western District of Texas; (b) consent to the jurisdiction of each such court in any suit, action or proceeding permitted by this Section; and (c) waive any objection that they may have to the laying of venue of any such suit, action or proceeding permitted by this Section 5 in any of such courts.

6.                                      Plan Incorporated by Reference. The Plan is hereby incorporated into and made a part of this Plan Agreement as though set forth in full herein.  The parties will be bound by and have the benefit of each and every provision of the Plan, as amended from time to time.

7.                                      Amendment.  This Plan Agreement may be amended at any time by the mutual agreement of the parties; provided, that no such amendment will be effective unless evidenced by a written instrument executed by both the Employer and the Covered Executive.

IN WITNESS WHEREOF, the parties hereto have entered into this Plan Agreement on            , 20   .

COVERED EXECUTIVE	PLAN ADMINISTRATOR

WHOLE FOODS MARKET, INC.

By:	By:
Name:	John P. Mackey
Title:	Co-Chief Executive Officer

EXHIBIT A

WAIVER AND RELEASE

In exchange for the payment to me of the Non-Compete Benefits described in Article III of the Whole Foods Executive Retention Plan and Non-Compete Arrangement (the “Plan”), the terms of which I understand are incorporated herein by reference, which Non-Compete Benefits are in addition to any remuneration or benefits to which I am already entitled, I agree to the following restrictive covenants and to waive all of my claims against and release (a) Whole Foods Market, Inc. and its predecessors, successors and assigns (collectively referred to as “WFMI”), (b) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of WFMI and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Affiliates”), and (c) WFMI and its Affiliates’ (collectively referred to as the “Company”) employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company other than amounts due pursuant to Section 4.4 of the Plan and rights and benefits I am entitled to under the Benefit Plans.  (WFMI, its Affiliates and the Benefit Plans are sometimes hereinafter collectively referred to as the “Released Parties”).

I understand that signing this Waiver and Release is an important legal act.  I acknowledge that I am hereby advised in writing to consult an attorney before signing this Waiver and Release.  I understand that, in order to be eligible for the Non-Compete Payment, I must sign (and return to the Company) this Waiver and Release.  I acknowledge that I have been given at least [21] days to consider whether to accept the Non-Compete Payment and therefore execute this Waiver and Release.

In exchange for the payment to me of the Non-Compete Benefits, (i) I agree not to pursue a legal claim in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company, and (ii) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company (including, without limitation, the Plan and any related agreements thereunder) and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed.

This Waiver and Release includes, but is not limited to, claims and causes of action under:  Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code §21.001 et. seq.; the Texas Labor Code; claims in connection with workers’ compensation, retaliation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law (including, without limitation, the right to file an administrative charge or participate in an administrative investigation or proceeding); provided that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or any of its agents.  I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.  I acknowledge and agree that the Company will withhold minimum amount of any taxes required by federal or state law from the Non-Compete Benefits otherwise payable to me.

Notwithstanding the foregoing, I do not release and expressly retain (A) all rights to indemnity, contribution, and a defense, and directors and officers and other liability coverage and third party insurance coverage that I may have under any statute, the bylaws of the Company or by other agreement; and (B) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan.

I acknowledge that payment of the Non-Compete Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation.  I acknowledge that the Company has not promised me continued employment or represented to me that I will be rehired in the future.  I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship.  I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company, and I hereby waive any right to future employment by the Company.

I understand that for a period of seven (7) calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh day by [Name and/or Title], [address], facsimile number:                     , in which case the Waiver and Release will not become effective.  If I timely revoke my acceptance of this Waiver and Release, the Company will have no obligation to provide the Non-Compete Benefits to me.  I understand that failure to revoke my acceptance of the offer within seven (7) calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination will not affect the enforceability of other provisions of this Waiver and Release.  I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company.

I acknowledge that I have read this Waiver and Release have had an opportunity to ask questions and have it explained to me, I am signing this Waiver and Release knowingly and voluntarily and with the advice of any attorney I have retained to advise me with respect to it, and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release.

I represent that I am not aware of any claim by me other than the claims that are released in this Waiver and Release.  By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company which occur after the date of the execution of this Waiver and Release.

Covered Executive’s Signature

Covered Executive’s Printed Name

Covered Executive’s Signature Date